Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Gramercy Property Trust for the registration of common shares, preferred shares, depositary shares, warrants, rights, and debt securities and to the incorporation by reference therein of our reports as follows:

1.              Dated March 9, 2015, with respect to the consolidated financial statements and schedules of Old Gramercy, and the effectiveness of internal control over financial reporting of Old Gramercy for the year ended December 31, 2014, included in the Current Report (Form 8-K/A) of Gramercy Property Trust, dated December 22, 2015, filed with the Securities and Exchange Commission.

2.              Dated May 21, 2015, with respect to the combined statement of revenues and certain expenses of the Dividend Capital Portfolio for the year ended December 31, 2014, included in the Current Report (Form 8-K/A) of Gramercy Property Trust, dated December 22, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
December 22, 2015